InteliSys Integrates Mobile Phone Services into its Flight Reservation System

SHEDIAC – NEW BRUNSWICK, CANADA – May 2, 2006 – InteliSys Aviation Systems of America Inc. (OTCBB:IYSA) announced today the signing of a multi-year service agreement with Mobile Information Services Company WLL (MIS) for the provision of Mobile Telephony services.

Under the terms of the agreement, MIS will provide InteliSys with text messaging services for integration with its mobile communication system, amelia SMS. Amelia SMS is a companion module to InteliSys’ flagship airline reservation and distribution product, amelia RES.

SMS, or Short Messaging Services, are an integral part of the airline communication and passenger service infrastructure, supplementing internet, web, kiosk and call centre as methods of client contact.

Points of integration include automated sending of itinerary and confirmation messages to a passenger’s mobile phone, broadcasting operational information to all passengers on a particular flight and two-way text messaging between the airline’s customer contact centre and its passengers.

InteliSys and MIS have been carrying out system tests since early 2005 to ensure optimum message delivery, integration suitability, system availability and roaming agreements with international mobile networks.

“There were several reasons why we selected MIS.” said InteliSys’ CEO Ralph Eisenschmid, “They are solid service providers in this sector, they were willing to adapt their systems to our clients’ needs and the value proposition this permitted us to pass on to our airline clients. Due to MIS’ preferential status in this industry, InteliSys is able to offer its clients fixed-cost roaming message rates to any country in the world.”

During 2006, InteliSys and MIS plan to expand its offering to include payment options and ticket fulfillment using mobile telephones.

InteliSys expects a significant number of its clients to implement amelia SMS over the next 6 to 12 months. The deployment costs to the airline consist of one-time implementation charges, followed by monthly fixed costs and variable, or message-based costs. This represents an additional revenue stream for InteliSys.

“amelia” is InteliSys’ proprietary, integrated suite of airline management tools designed specifically for the rapidly growing Low Fare Airline market. The “amelia” solution is delivered over the internet from InteliSys data centres. InteliSys markets its products worldwide through a direct sales force and licensed resellers.

InteliSys Company information can be found at www.intelisys,aero

Information about Mobile Info Services can be found at www.mobileinfo.com.bh

For further information about this press release, please contact Mr. Ralph Eisenschmid, President and CEO of InteliSys at ralph@intelisys.aero or Mr. Mr. Omran Khayani of Mobile Info Services at omran@mobileinfo.com.bh

Certain statements made in this Press Release are "forward-looking statements." Without limiting the generality of the foregoing, such information can be identified by the use of forward-looking terminology such as "anticipate," "will," "would," "expect," "intend," "plans to," or "believes," or other variations thereon, or comparable terminology. Actual results, performance or developments may differ materially from those expressed or implied by such forward-looking statements as a result of market uncertainties or industry factors. InteliSys disclaims any obligations or responsibility to update any such forward-looking statements.